EXHIBIT 10.1
CONFORMED COPY

LOAN AGREEMENT

BY AND BETWEEN

ADVANCED ENERGY INDUSTRIES, INC.,
AS BORROWER,

AND

BANK OF AMERICA, N.A.,
AS BANK

DATED AS OF JULY 28, 2017

TABLE OF CONTENTS

SECTION	...............................................................................................................................Page

1.	DEFINITION......................................................................................................................... 3

2.	LINE OF CREDIT AMOUNT AND TERMS........................................................................... 3

3.	COLLATERAL....................................................................................................................... 6

4.	LOAN ADMINISTRATION AND FEES.................................................................................. 6

LOAN AGREEMENT
This Loan Agreement (the “Agreement”) dated as of July 28, 2017, is between Bank of America, N.A. (the "Bank") and Advanced Energy Industries, Inc., a Delaware corporation (the "Borrower").

1.	DEFINITIONS
In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:
1.1    “Applicable Rate” is defined in Section 2.5.
1.2    "Collateral Trigger Event" means the first date after the date of this Agreement that the Funded Debt to EBITDA Ratio (as calculated based on the most recently delivered financial statements pursuant to Section 7.2(a) or 7.2(b)) exceeds 2.0 to 1.0.
1.3    “Guarantor” means each domestic subsidiary of the Borrower providing a guaranty with respect to the obligations hereunder.
1.4    “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, properties or financial condition of the Related Parties taken as a whole; (b) a material impairment of the ability of any Obligor to perform its obligations under this Agreement or any related loan document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of this Agreement or any related loan document to which it is a party.
1.5    “Obligor” means the Borrower and/or any Guarantor.
1.6    “Related Party” means each of the Borrower and its subsidiaries. For the avoidance of doubt, AEI Global Holdings C.V. shall, for all purposes under this Agreement, be deemed to be a Related Party that is not an Obligor.

2.	LINE OF CREDIT AMOUNT AND TERMS

2.1	Line of Credit Amount.

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The amount of the Line of Credit (the "Commitment") is One Hundred Million Dollars ($100,000,000).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)
The Borrower agrees not to permit the principal balance outstanding to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2	Availability Period.
The Line of Credit is available between the date of this Agreement and July 28, 2022, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility Expiration Date").

2.3	Repayment Terms.

(a)
The Borrower will pay interest on September 30, 2017, and then on the last day of each quarter thereafter until payment in full of any principal outstanding under this facility. The amount of each payment shall be the amount of all accrued interest on the Line of Credit.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this Agreement no later than the Facility Expiration Date.

(c)	The Borrower may at any time (a) prepay the Line of Credit in full or in part or (b) terminate the Commitment, in each case without premium or penalty.

2.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus the Applicable Rate as defined below.

(b)
The LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.5	Applicable Rate.
The Applicable Rate shall be the following amounts per annum, based upon the Funded Debt to EBITDA Ratio (as defined in the “Covenants” section of this Agreement, the "Financial Test"), as set forth in the most recent compliance certificate received by the Bank as required in the Covenants section. Until the Bank receives the first compliance certificate, the Applicable Rate shall be the amounts indicated for pricing level 1 set forth below:

Pricing Level	Funded Debt to EBITDA Ratio	LIBOR Daily Floating Rate Loans and Letter of Credit Fee	Unused Commitment Fee
1	< 2.0 to 1.0	1.25%	0.15%
2	> 2.0 to 1.0	1.75%	0.25%

The Applicable Rate shall be in effect from the date the most recent compliance certificate is received by the Bank until the date the next compliance certificate is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate, the Applicable Rate from the date such compliance certificate was due until the date such compliance certificate is received by the Bank shall be the highest pricing level set forth above.
Notwithstanding anything to the contrary contained herein, (i) in the event the Obligors have not begun transferring their domestic depository accounts, disbursement accounts, cash management services and p-card business to the Bank on or before February 28, 2018 (or such later date acceptable to the Bank in its sole discretion), and (ii) thereafter, if the Obligors fail to maintain their domestic depository accounts, disbursement accounts and p-card business with the Bank, then, in either case, the Unused Commitment Fee shall be increased to (i) 0.25% for Pricing Level 1 and (ii) 0.35% for Pricing Level 2.
If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.

2.6	Letters of Credit.

(a)
General. As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue standby letters of credit for the account of the Borrower (each a "Letter of Credit," and collectively "Letters of Credit"); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000). The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion. Each Letter of Credit shall be issued for a term, as designated by the Borrower, not to exceed twelve (12) months; provided however, that no Letter of Credit shall have an expiration date subsequent to the Facility Expiration Date. Standby letters of credit may include a provision providing that their expiry date will automatically be extended each year for an additional one year period unless the Bank delivers written notice to the contrary. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Facility Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

(b)
Letter of Credit Fee. The Borrower shall pay the Bank a non-refundable fee equal to the Applicable Rate times the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased by 2.0% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

3.	COLLATERAL
The Borrower’s obligations to the Bank under this Agreement will be secured by assets of the Obligors to the extent required by Section 7.18.

4.	LOAN ADMINISTRATION AND FEES

4.1	Fees.

(a)
Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at the Applicable Rate.

This fee is due on September 30, 2017, and on the last day of each following quarter until the expiration of the availability period.

4.2	Collection of Payments; Payments Generally.
(a)    Payments will, unless otherwise agreed by the Bank, be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent demonstrable error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

4.3	Borrower’s Instructions.
Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

4.4	Direct Debit.
The Borrower agrees that, upon request from the Bank or at the option of the Borrower after any time following the transfer of the Borrower’s depository accounts to the Bank, on the due date of any amount due under this Agreement, the Bank will debit the amount due from a deposit account of the Borrower maintained with the Bank that is designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

4.5	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.6	Additional Costs.
The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement.  The allocation will be made as determined by the Bank, using any reasonable method.  The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank's assets and commitments for credit.
Failure or delay on the part of the Bank to demand compensation pursuant to this Section 4.6 shall not constitute a waiver of the Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 4.6 for any increased costs incurred or reductions suffered more than six months prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or losses and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). The Bank shall not demand any payment for costs and losses arising from any Change of Law unless the Bank is making similar requests of other similarly situated borrowers. Any such demand will include a certificate from the Bank including a calculation, in reasonable detail, of such costs and expenses.
“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

4.7	Interest Calculation.
Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

4.8	Default Rate.
Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

4.9	Taxes.
If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request of the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

5.	CONDITIONS
Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1	Authorizations.
Evidence that the execution, delivery and performance by each Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Governing Documents.
A copy of each Obligor's organizational documents.

5.3	Guaranties.
Guaranties signed by UltraVolt Group, Inc.,UltraVolt, Inc., AEI US Subsidiary, LLC, AEI Global Holdings LLC, Sekidenko, Inc., and AE Solar Energy, Inc.

5.4	Payment of Fees.
Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

5.5	Good Standing.
Certificates of good standing for each Obligor from its state of formation and from any other state in which such Obligor is required to qualify to conduct its business.

5.6	Legal Opinion.
A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

5.7	Conditions to Each Extension of Credit.
Before each extension of credit, including the first:

(a)	each representation and warranty set forth in Section 6 below shall be true and correct as if made on the date of such extension of credit.

(b)	there is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.	REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1	Formation.
Each Related Party is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2	Authorization.
This Agreement, and any instrument or agreement required under this Agreement, are within the each Obligor's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3	Enforceable Agreement.
This Agreement is a legal, valid and binding agreement of the Borrower, subject to applicable bankruptcy, insolvency and other debtor relief laws, and general principles of equity, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered by the applicable Obligor, will be similarly legal, valid, binding and enforceable as to each Obligor party thereto.
6.4    Good Standing.
In each state in which any Related Party does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes, unless the failure to comply could not reasonably be expected to have a Material Adverse Effect.
6.5    No Conflicts.
This Agreement does not conflict with (a) any Obligor’s organizational papers or (b) except as could not reasonably be expected to have a Material Adverse Effect, any law, agreement, or obligation by which such Obligor is bound.
6.6    Financial Information.
All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any other Obligor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no Material Adverse Effect.
6.7    Lawsuits.
There is no lawsuit, tax claim or other dispute pending or threatened in writing against any Related Party which, if lost, could reasonably be expected to cause a Material Adverse Effect.

6.8	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those permitted by this Agreement.

6.9	Permits, Franchises.
Each Related Party possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10	Other Obligations.
No Related Party is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except to the extent that such default could not reasonably be expected to cause a Material Adverse Effect.

6.11	Tax Matters.
The Borrower has no knowledge of any pending assessments or adjustments of income tax for any Related Party for any year and all taxes due have been paid, other than taxes that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Related Party.

6.12	No Event of Default.
There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13	Insurance.
Each Related Party has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.14	ERISA Plans.
(a)    Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	"Code" means the Internal Revenue Code of 1986, as amended.

(ii)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)
"Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.15	No Plan Assets.
The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Obligor is (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

6.16	Government Sanctions.
(a)    The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including subsidiaries, nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.
(b)    The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

7.	COVENANTS
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall, and shall cause each other Related Party:

7.1	Use of Proceeds.

(a)	To use the proceeds of the credit extended under this Agreement only for (i) permitted acquisitions, (ii) stock repurchases and (iii) working capital and other general corporate purposes.

(b)
The proceeds of the credit extended under this Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

7.2	Financial Information.
To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time.

(a)
Within 120 days of the fiscal year end, the annual financial statements of the Borrower certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)
Within 45 days after each period's end (including the last period in each fiscal year) quarterly financial statements of the Borrower certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor.

(d)
Financial projections covering a time period acceptable to the Bank and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank no less often than sixty (60) days after the end of each fiscal year.

(e)
Concurrently with the financial statements required to be delivered pursuant to Sections 7.2(a) and 7.2(b), a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(f)	The budget of the Borrower, in form and content acceptable to the Bank, within sixty (60) days after the end of each fiscal year.

(g)
Promptly upon the Bank's request, such other public filings with the Securities and Exchange Commission, books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each other Obligor as the Bank may request.

Documents required to be delivered pursuant to Section 7.2(a) or 7.2(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Bank has access (including www.sec.gov).

7.3	Funded Debt to EBITDA Ratio.
To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 2.50 to 1.0.
“Funded Debt” means (a) all outstanding liabilities for borrowed money, including current and long term debt (but excluding trade accounts payable in the ordinary course of business), (b) direct or contingent obligations under letters of credit and similar instruments, (c) obligations under capital leases, (d) obligations under synthetic leases and securitization transactions, and (e) guarantees of the foregoing.
“EBITDA" means net income, plus (to the extent deducted in calculating such net income) (a) losses from discontinued operations, (b) extraordinary losses, (c) income taxes, (d) interest expense, (e) depreciation and amortization, (e) non-cash impairment charges (other than write-downs of current assets), (f) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of any Obligor or Related Party pursuant to a written incentive plan or agreement, (g) other non-cash items that are unusual or otherwise non-recurring and do not represent an accrual or a reserve for a future cash expense, (g) (i) non-recurring charges during such period (including severance, relocation costs, one-time compensation changes and losses or charges associated with derivative agreements, (ii) restructuring charges or reserves, and (iii) any non-capitalized transaction costs incurred in connection with the closing of this Agreement or in connection with the issuance, resale or secondary offering of securities or any refinancing transaction, in each case whether or not consummated, provided that the amounts added back pursuant to this clause (g) shall not exceed more than 5% of EBITDA (calculated prior to giving effect to such addbacks), and (h) any fees and expenses related to Permitted Acquisitions, minus (to the extent included in calculating such net income) (1) income from discontinued operations, (b) extraordinary gains and (c) other non-cash income or gains. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

7.4	Dividends and Distributions.
Not to declare or pay any dividends, redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners, except:
(a)    dividends payable in capital stock;

(b)	subsidiaries of the Borrower may pay dividends to the Borrower or to other subsidiaries of the Borrower;

(c)
during any fiscal year, dividends from earnings available for such purposes and earned during the immediately preceding fiscal year, and in any event, not in excess of 15% of EBITDA for such preceding fiscal year in the aggregate; and

(d)	so long as no default exists under this Agreement or would result therefrom, the Borrower may repurchase its stock.

7.5	Other Debts.
Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)	operating leases or acquiring goods, supplies, services, or merchandise on normal trade credit.

(b)
liabilities, lines of credit and capital leases in existence on the date of this Agreement set forth on Schedule 7.5, including amendments to or refinancings of such obligations that do not increase the principal amount or shorten the maturity of such obligations.

(c)
obligations (contingent or otherwise) existing or arising under any hedging arrangement, provided that (i) such obligations are (or were) entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such person, or changes in the value of securities issued by such person, and not for purposes of speculation or taking a “market view;” and (ii) such hedging arrangement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

(d)
obligations in respect of purchase money debt and capital leases; provided that the aggregate principal amount of all such debt shall not exceed Twenty-Five Million Dollars ($25,000,000) at any one time outstanding.

(e)
liabilities between Obligors, liabilities of an Obligor to a Related Party that is not an Obligor, liabilities between Related Parties that are not Obligors, a guaranty by a Related Party of a liability of an

Obligor that is otherwise permitted hereunder, or a guaranty by a Related Party that is not an Obligor of a liability of another Related Party that is not an Obligor that is otherwise permitted hereunder.

(f)
indebtedness of acquired entities in connection with a Permitted Acquisition, provided that such indebtedness (i) was not incurred in connection with or in anticipation of the Permitted Acquisition transaction and (ii) constitutes purchase money debt and capital leases .

(g)
unsecured indebtedness (or, solely in the case of Related Parties that are not Obligors, indebtedness secured by assets of such Related Parties) not otherwise permitted hereunder in a maximum aggregate outstanding amount not to exceed $25,000,000 at any time.

(h)	liabilities for outstanding balances for transactions made under employee purchasing card (“P Card”) programs in the ordinary course of business.

(i)	contingent liabilities that may arise under standard indemnification obligations in commercial agreements.

(j)	comfort letters given by the Borrower in support of Related Parties (that are not Obligors) in connection with local statutory financial audits.

(k)	guarantees in favor of Related Parties issued in the ordinary course in support of commercial agreements, but excluding guarantees for borrowed money.

(l)	customary indemnification obligations for employees, officers, and directors.

(m)	ordinary course liabilities and contingent liabilities of Related Parties in connection with employee benefits.

7.6	Other Liens.
Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Related Party now or later owns without the Bank's written consent. This does not prohibit:

(a)	liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)	liens for taxes not yet due.

(c)	liens outstanding on the date of this Agreement and set forth on Schedule 7.6.

(d)
liens securing debt permitted by Section 7.5(d) provided that (i) such liens do not at any time encumber any property other than the property financed by such debt and (ii) such liens attach to such property concurrently with or within ninety days after the acquisition thereof.

(e)
liens on assets of acquired entities securing obligations permitted under Section 7.5(f); provided, that such liens do not extend to property not subject to such liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing lien.

(f)	liens on the assets of Related Parties (other than Obligors) securing obligations permitted under Section 7.5(g).

(g)
statutory liens of landlords, banks (and rights of setoff), of carriers, warehousemen, mechanics, repairmen, sellers of goods and services (including “retention of title” provisions applicable to certain Related Parties that are not Obligors), and other liens imposed by law (other than any such lien imposed pursuant to Section 430(k) of the Internal Revenue Code), in each case incurred in the ordinary course of business for (i) amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings.

(h)
deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and similar obligations, so long as no foreclosure, sale or similar proceedings have been commenced on account thereof.

(i)
easements, rights-of-way, restrictions, encroachments, minor defects or irregularity in title and other similar charges, in each case which do not and will not interfere in any material respect with the use or value of the property or asset to which it relates.

(j)
any interest or tile of a lessor or sublessor under any operating or true lease of real estate entered into by a Related Party in the ordinary course of its business covering only the assets so leased.

(k)	purported liens evidenced by the filing of precautionary UCC financing statements related solely to operating leases of personal property entered into in the ordinary course of business.

(l)	any attachment or judgment lien not constituting an event of default under this Agreement.

(m)
non-exclusive licenses of intellectual property granted by a Related Party in the ordinary course consistent with past practices and not interfering in any respect with the ordinary conduct of business of such Related Party.

(n)	liens granted by Related Parties that are not Obligors in favor of Obligors.

7.7	Maintenance of Assets.

(a)
Not to sell, assign, lease, transfer or otherwise dispose of any part of any Related Party’s business or any Related Party’s assets except (i) inventory sold in the ordinary course of the Borrower's business, (ii) sales, assignments, leases, transfers or dispositions to Obligors, (iii) sales, assignments, leases, transfers or dispositions by Related Parties that are not Obligors to other Related Parties, (iv) sales or issuances of equity interests in the Borrower that do not constitute a Change in Control, (v) sales, transfers, assignments or other dispositions of intellectual property rights by an Obligor to a Related Party or by a Related Party that is not an Obligor to another Related Party, and (vi) other assets so long as the aggregate amount of all such assets sold during any fiscal year shall not exceed 15% of consolidated tangible assets of the Borrower and its subsidiaries as of the last day of the immediately preceding fiscal year.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets with an aggregate fair market value in excess of $10,000,000.

(d)	To maintain and preserve all rights, privileges, and franchises any Related Party now has, to the extent that such rights, privileges or franchises are necessary to the operation of its business.

(e)	To make any repairs, renewals, or replacements to keep each Related Party’s properties in good working condition, to the extent that such properties are necessary to the operation of its business.

7.8	Investments.
Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	existing investments set forth on Schedule 7.8.

(b)	investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(c)	investments by Obligors in other Obligors.

(d)	investments by Related Parties that are not Obligors in other Related Parties.

(e)
investments (including, without limitation, investments in joint ventures) in an aggregate outstanding amount not to exceed 5% of consolidated tangible assets of the Borrower and its subsidiaries at any one time.

(f)	Loans permitted under Section 7.9 hereof.

7.9	Loans.
Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	existing extensions of credit set forth on Schedule 7.9.

(b)	extensions of credit among Obligors, extensions of credit from Related Parties that are not Obligors to Obligors and extensions of credit among Related Parties that are not Obligors.

(c)	extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)	extensions of credit not otherwise permitted hereunder that do not exceed an aggregate amount of Ten Million Dollars ($10,000,000) outstanding at any one time.

7.10	Change of Control.
Not to cause, permit, or suffer any Change of Control, unless all obligations hereunder are paid in full and the Commitment is terminated concurrently with such Change of Control. “Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all equity interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of voting equity interests of the Borrower representing 35% or more of the combined voting power of all voting equity interests of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

7.11	Additional Negative Covenants.
Not to, without the Bank's written consent:

(a)
enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture (except as permitted under Section 7.8), or a member of a limited liability company, provided that (a) the Borrower may merge or consolidate with any of its subsidiaries provided that the Borrower is the continuing or surviving entity, (b) any subsidiary may merge or consolidate with any other subsidiary provided that if a Guarantor is a party to such transaction, the continuing or surviving entity is a Guarantor, (c) the Borrower or any subsidiary may merge with any other entity in connection with a Permitted Acquisition provided that (i) if the Borrower is a party to such transaction, the Borrower is the continuing or surviving entity and (ii) if a Guarantor is a party to such transaction, such Guarantor is the surviving entity and (d) any Related Party (other than the Borrower) may be liquidated or dissolved provided that the assets of such Related Party are transferred to another Related Party (or, in the case of the liquidation or dissolutions of an Obligor, to another Obligor).

(b)
acquire or purchase a business or its assets unless such acquisition or purchase is a Permitted Acquisition. “Permitted Acquisition” means an acquisition or purchase a business or its assets by the Borrower or any of its subsidiaries, provided that (a) no default hereunder or under any other loan document shall have occurred and be continuing or would result from such acquisition, (b) the property acquired (or the property of the entity acquired) in such acquisition is used or useful in the same or a similar line of business as the Borrower and its subsidiaries were engaged in on the date of this Agreement (or any reasonable extensions or expansions thereof), (c) in the case of an acquisition of the equity interests of another entity, the board of directors (or other comparable governing body) of such other entity shall have duly approved such acquisition (provided, however, that this provision shall not prohibit purchases out of bankruptcy or pursuant to sales permitted under Article 9 of the Uniform Commercial Code) and (d) if such transaction involves the purchase of an interest in a partnership between the Borrower or any of its subsidiaries as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly owned by the Borrower or such subsidiary newly formed for the sole purpose of effecting such transaction.

(c)	engage in any business activities substantially different from its present business or any reasonable extensions or expansions thereof.

(d)	liquidate or dissolve its business, except as expressly permitted in Section 7.11(a).

(e)	voluntarily suspend its business.

7.12	Notices to Bank.
To promptly notify the Bank in writing of:

(a)	any lawsuit in which the claim for damages exceeds Twenty Million Dollars ($20,000,000) against any Related Party.

(b)	any substantial dispute between any governmental authority and any Related Party that could reasonably be expected to result in a Material Adverse Effect.

(c)	any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)
at any time after the Collateral Trigger Event, any change in any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

7.13	Insurance.

(a)
General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for such Obligor’s business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)
Insurance Covering Collateral. At all times after the Collateral Trigger Event, to maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy covering Collateral must be in an amount acceptable to the Bank. Such insurance must be issued by an insurance company acceptable to the Bank and must (after the occurrence of a Collateral Trigger Event and with respect to insurance of Obligors only) include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

Notwithstanding the foregoing, at any time after the occurrence of a Collateral Trigger Event when a lender’s loss payable endorsement is in effect and as long as no event of default under this Agreement exists, the Obligors shall be entitled to reinvest any proceeds of insurance in an aggregate amount of up to $10,000,000 in long-term productive assets of the general type used in their business, which investment may include the repair, restoration or replacement of the assets that gave rise to such proceeds, provided that such investment will be made within 365 days of receipt of such proceeds (which period may be extended in the discretion of the Bank upon request of an Obligor).

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy or a certificate of insurance listing all insurance in force.

7.14	Compliance with Laws.
To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a Material Adverse Effect, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Related Party.

7.15	Books and Records.
To maintain adequate books and records in all material respects.

7.16	Audits.
To allow the Bank and its agents to inspect Related Party's properties and examine, audit, and make copies of books and records at any reasonable time and upon reasonable notice. If any Obligor's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records, provided that the Bank shall be limited to one such inspection or audit per calendar year unless an event of default under this Agreement has occurred and is continuing and further provided that no collateral audits will be required at any time when collateral is not required hereunder.

7.17	Cooperation.
To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.18	Subsidiary Guaranties and Collateral.

(a)
Guarantors. The Borrower will cause each of its domestic subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such subsidiary is formed or acquired (or such longer period of time as agreed to by the Bank in its reasonable discretion)) become a Guarantor hereunder by way of execution of a guaranty, in form and substance satisfactory to the Bank. In connection therewith, the Borrower shall give notice to the Bank not less than ten (10) days prior to creating a subsidiary (or such shorter period of time as agreed to by the Bank in its reasonable discretion), or acquiring the equity interests of any other entity. In connection with the foregoing, the Borrower shall deliver to the Bank, with respect to each new Guarantor, such other documents and agreements as reasonably required by the Bank, including, without limitation, resolutions, organizational documents and incumbency certificates with respect to such new Guarantor. Notwithstanding the foregoing, Illumination MergerSub, Inc. shall not be required to become a Guarantor hereunder as long as it owns no material assets or conducts any business.

(b)
Collateral. At all times following the Collateral Trigger Event, the Borrower will cause each Obligor’s tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected lien (subject to liens permitted hereunder) in favor of the Bank to secure the obligations incurred under this Agreement or otherwise in connection with this Agreement or any guaranty, and in connection therewith, the Borrower shall cause each Obligor to execute and deliver to the Bank the security agreement in the form of Annex I hereto and all other pledge agreements, control agreements, filings and other collateral documents requested by the Bank. The Borrower shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Bank. The Borrower hereby irrevocably appoints the Bank to act as, and the Bank shall have the right to act as, the Borrower’s and each Guarantor’s lawful attorney-in-fact, with full power of substitution, in the name of the Borrower and such Guarantors, to execute any collateral documents and to take generally any action in connection with any of the collateral documents; provided, however, that the Bank shall not exercise its rights as attorney-in-fact unless and until the Collateral Trigger Event occurs and the Borrower and the Guarantors have failed to execute and deliver the collateral documents within fifteen (15) calendar days after demand by the Bank.

Notwithstanding anything to the contrary contained herein, if the principal balance outstanding of the credit extended under this Agreement exceeds Fifty Million Dollars ($50,000,000) at any time, then upon the request of the Bank, the Borrower shall cause 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (i) could not reasonably be expected to cause the undistributed earnings of such subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such subsidiary's parent and (ii) could not reasonably be expected to cause any material adverse tax consequences to the Borrower) of the issued and outstanding equity interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and 100% of the issued and outstanding equity interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) of AEI International Holdings CV (Netherlands) and AEI Global Holdings C.V. (Netherlands) to be subject at all times to a first priority, perfected lien in favor of the Bank pursuant to the terms and conditions of pledge agreements in form and substance satisfactory to the Bank, and in connection therewith, the Borrower shall deliver to the Bank such opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Bank.

(c)
Further Assurances. At any time upon request of the Bank, promptly execute and deliver any and all further instruments and documents and take all such other action as the Bank may deem necessary or desirable to maintain in favor of the Bank, liens and insurance rights on the collateral required to be delivered hereby that are duly perfected in accordance with the requirements hereof, all other documents executed in connection herewith and all applicable laws.

8.	HAZARDOUS SUBSTANCES

8.1	Indemnity Regarding Hazardous Substances.
The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any Related Party's property or operations or property leased to any Related Party. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

8.2	Compliance Regarding Hazardous Substances.
The Borrower represents and warrants that each Related Party has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances, except to the extent that failure to comply could not reasonably be expected to cause a Material Adverse Effect.

8.3	Notices Regarding Hazardous Substances.
Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened in writing or pending investigation of any Related Party or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.4	Site Visits, Observations and Testing.
The Bank and its agents and representatives will have the right at any reasonable time when collateral is required hereunder, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing, provided that reimbursement for such testing shall not be required more than once per calendar year per location if no event of default under this Agreement has occurred and is continuing hereunder. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Obligors’ use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of any Obligor; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.5	Definition of Hazardous Substances.
"Hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

8.6	Continuing Obligation.
The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement.

9.	DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1	Failure to Pay.
The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this Agreement within three (3) days after the date when due.

9.2	Covenants.
Any default in the performance of or compliance with (i) Sections 7.1(b), 7.2(a), (b) and (e), 7.3, 7.4, 7.5, 7.6, 7.7(a), (b) and (c), 7.8, 7.9, 7.10, 7.11, and 7.12(c), or (ii) any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article or in subsection (i)) which failure continues for thirty days after the earlier of (A) knowledge thereof by the Borrower and (B) notice to the Borrower from the Bank.

9.3	Other Bank Agreements.
(i) Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement, after giving effect to any applicable period of grace, (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor is false in any material respect when made or deemed to be made; or (iv) any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank, after giving effect to any applicable period of grace.

9.4	Cross-default.
Any default occurs under any agreement in connection with any credit any Related Party has obtained from anyone else or which any Related Party has guaranteed in the amount of Twenty Million Dollars ($20,000,000) or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

9.5	False Information.
The Borrower or any other Obligor has given the Bank false or misleading information or representations in any material respect.

9.6	Bankruptcy/Receivers.
(i) Any Related Party files a bankruptcy petition, (ii) a bankruptcy petition is filed against any Related Party (other than an Immaterial Subsidiary) and is not dismissed or stayed within 60 days, or an order for relief is entered in any such proceeding, (iii) any Related Party (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors, (iv) a receiver or similar official is appointed for a substantial portion of any Related Party's (other than an Immaterial Subsidiary’s) business; or (v) the business is terminated, or any Related Party is liquidated or dissolved (except as expressly permitted under this Agreement). For purposes hereof, “Immaterial Subsidiary” means any subsidiary of the Borrower that (a) is not an Obligor, (b) on a sub-consolidated basis, has assets comprising less than 2.5% of consolidated total assets of the Borrower and (c) on a sub-consolidated basis, has revenues comprising less than 2.5% of consolidated total revenues of the Borrower.

9.7	Lien Priority.
The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty) except where the Bank has failed to maintain possession of certificates actually delivered to it representing securities pledged as collateral hereunder or to file Uniform Commercial Code financing statements or continuation statements or other equivalent filings.

9.8	Judgments.
Any notice of judgment lien is filed against any Related Party; or a notice of levy and/or of a writ of attachment or execution, or other like process, is served against the assets of any Related Party in an aggregate amount of Twenty Million Dollars ($20,000,000) or more (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of thirty consecutive days during which such judgment is not paid or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

9.9	Forfeiture.
A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any material property of any Related Party or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

9.10	ERISA Plans.
A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected to have a Material Adverse Effect.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1	GAAP.
Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, however, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the most recently ended fiscal year prior to the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

10.2	Governing Law.
Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of New York (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

10.3	Venue and Jurisdiction.
The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

10.4	Successors and Assigns.
This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower. Notwithstanding the foregoing, unless an event of default under this Agreement has occurred and is continuing, the Bank shall not assign or sell its interest in the loan or related loan documents without the prior written consent of Borrower (not to be unreasonably withheld or delayed) other than to an affiliate or related fund of the Bank.

10.5	Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

10.6	Waiver of Class Actions.
The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

10.7	Severability; Waivers.
If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.8	Expenses.

(a)
The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor, (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.

(b)
The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c)
The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (i) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (ii) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

(d)
Notwithstanding anything to the contrary set forth in clause (b) and (c) above, the Borrower shall not be required to indemnity or reimburse the Bank for, or hold the Bank harmless for, any loss, liability, damages, judgments or costs arising from the Bank’s gross negligence, willful misconduct, or material breach by the Bank of its obligations hereunder.

10.9	Set-Off.
Upon and during the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

10.10	One Agreement.
This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.11	Notices.
Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.12	Headings.
Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.13	Counterparts.
This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

10.14	Borrower/Obligor Information; Reporting to Credit Bureaus.
The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank's policies and practices from time to time in effect.

10.15	Customary Advertising Material.
The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Obligors, subject to the prior review and approval by the Borrower (not to be unreasonably withheld or delayed).

10.16	Amendments.
This Agreement may be amended or modified only in writing signed by each party hereto.

10.17	Confidentiality.
The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed to (a) its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidentiality of the Information and informed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by a governmental authority or any subpoena or legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any of the remedies hereunder or any suit, action or proceeding related to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing substantially the same provisions as this Section, to (i) any assignee or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction related to the Borrower or its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank on a non-confidential basis from a source other than an Obligor. For purposes of this Section “Information” means all information received from Borrower or an Obligor relating to their business, other than any such information that is available to Bank on a non-confidential basis prior to disclosure by Borrower or an Obligor.
THE BANK ACKNOWLEDGES THAT INFORMATION DEFINED IN SECTION 10.17 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATEIRAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAWS, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

10.18	Termination.
Notwithstanding anything to the contrary contained in this Agreement or in any other related loan document, upon the termination of the Commitment and payment in full of all obligations payable hereunder (other than contingent obligations for which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which the Borrower has cash collateralized in an amount and manner satisfactory to the Bank), this Agreement, each guaranty and the other related loan documents shall have no further force or effect and shall terminate (other than those provisions which by their terms expressly survive termination), and the Bank shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to release any and all liens held by the Bank pursuant to this Agreement and the other related loan documents.

10.19	Limitation of Interest and Other Charges.
If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

[Signatures pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
Bank of America, N.A.

By: /s/ Marc Rosenberg
Typed Name: Marc Rosenberg
Title: Senior Vice President

Advanced Energy Industries, Inc.

By: /s/ Tom Liguori
Typed Name: Tom Liguori
Title: Executive Vice President and Chief Financial Officer

By: /s/ Tom McGimpsey
Typed Name: Tom McGimpsey
Title: Executive Vice President, General Counsel and Corporate Secretary

Prepared by: Moore & Van Allen PLLC

Address where notices to
the Bank are to be sent:

Doc Retention – GCF
CT2-515-BB-03
70 Batterson Park Road
Farmington, CT 06032

With a copy to:

Marc Rosenberg
Bank of America, N.A.
370 Seventeenth Street
Suite 5195
Denver, CO 80202
Telephone: (303) 825-7588

Address where notices to
the Borrower are to be sent:

Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO 80525
Attention: Tom Liguori, Executive Vice President and Chief Financial Officer
Telephone: (970) 407-6570

With a copy to:

Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO 80525
Attention: Tom McGimpsey, Executive Vice President, General Counsel and Corporate Secretary

Telephone: (970) 407-6326

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.
USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

[Schedules Omitted]